Exhibit 99.1

Evernorth Names Hugo Jeandesboz Chief Investment Officer

Former Coinbase Asset Management Co-Chief Investment Officer and Head of Solutions to lead XRP treasury strategy

Evernorth also publishes updated number of shares issued to PIPE Delayed Funding Subscribers

SAN FRANCISCO – October 12, 2026 – Evernorth Holdings Inc., (Nasdaq: XRPN), a digital asset treasury company building institutional access to the XRP economy at scale, today announced that Hugo Jeandesboz has joined Evernorth as Chief Investment Officer. Mr. Jeandesboz joins Evernorth from Coinbase Asset Management, where he served as Co-Chief Investment Officer and led the firm’s Solutions investment strategies, and reports to Founder and Chief Executive Officer Asheesh Birla.

As Chief Investment Officer, Mr. Jeandesboz leads Evernorth’s XRP treasury strategy, including treasury allocation, liquidity management and the active management of Evernorth’s own XRP holdings. He also serves as Evernorth’s senior contact for Evernorth’s trading counterparties and custodians.

The role reflects a distinction Evernorth has drawn since its formation. A treasury built to hold an asset needs custody and controls. An active treasury model like Evernorth’s also needs a defined treasury strategy, a risk framework, and accountability for both. Mr. Jeandesboz’s new role supports Evernorth’s continued development of those capabilities.

“Hugo brings distinct experience that aligns with our active treasury strategy,” said Asheesh Birla, Founder and Chief Executive Officer of Evernorth. “The growth of tokenized real-world assets, as well as recent XRP Ledger upgrades are bringing lending and DeFi to XRP, are creating opportunities Evernorth was designed to pursue. Capturing them takes someone who has priced risk on institutional desks in both traditional and digital asset markets. That combination is rare and Hugo has it.”

Mr. Jeandesboz brings more than a decade of institutional trading and portfolio management experience across digital assets and traditional financial markets. He most recently served as Co-Chief Investment Officer at Coinbase Asset Management, where he led Solutions and oversaw bespoke investment strategies for institutional investors. Previously, he was Coinbase’s lead derivatives trader, responsible for options, futures and on-chain markets. Before Coinbase, he traded interest rate derivatives at HSBC in New York focusing on U.S. dollar and G10 cross-currency swaps. He began his career at Société Générale, first in fixed income trading and later as a front-office quantitative strategist focused on ETF and algorithmic program trading.

“The financial system is being rebuilt on programmable rails, and the XRP Ledger is becoming infrastructure where institutional capital can operate,” said Mr. Jeandesboz. “Evernorth brings capital and public-market discipline to that shift at an early stage, and I look forward to building a treasury operation equal to the opportunity ahead.”

Evernorth is also providing an updated number of shares of Class A common stock issued to investors that entered into delayed funding subscription agreements. At closing on October 9, 2026, Evernorth issued an aggregate of 1,078,614 shares of Class A common stock to such investors, not 663,510 shares as was indicated in the Current Report on Form 8-K filed after closing due to a clerical error. Such number of shares was equal to the aggregate delayed funding subscription amount, whether in cash or XRP tokens, divided by $10.00 per share.

About Evernorth

Evernorth Holdings Inc. (Nasdaq: XRPN) is a publicly traded digital asset treasury company that provides investors with exposure to XRP through a regulated, liquid, and transparent structure. Evernorth holds one of the largest XRP treasuries of any public company and puts that XRP to work, pursuing strategies designed to grow XRP per share over time through institutional and DeFi yield strategies, ecosystem participation, and capital markets activities. To learn more, visit www.evernorth.xyz.

Forward-Looking Statements.

This press release contains forward-looking statements, including statements about Evernorth’s treasury strategy, XRP Ledger developments, market opportunities, and the expected contributions of its Chief Investment Officer. They are based on current expectations and are not guarantees of future performance. Actual results may differ materially due to factors including the volatility of XRP and other digital assets, changes in laws and regulations, Evernorth’s ability to execute its strategies, and the other risks described under “Risk Factors” in Evernorth’s filings with the SEC. Evernorth undertakes no obligation to update these statements except as required by law.

Media Contact

Prosek Partners for Evernorth

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Investor Relations

ir@evernorth.xyz